Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on January 28, 2009
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2008 Earnings

Branchville, NJ – January 28, 2009 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2008.  Net income for the year was $0.82 per diluted share; operating income for the year was $1.42 per diluted share.  Investment income, after tax, for 2008 decreased 21% to $105.0 million, compared to 2007, primarily due to lower than expected performance from alternative investments.

“While our insurance operations performed well in a competitive market, investment losses led to disappointing results for both the quarter and the year,” said Selective Chairman, President and CEO Gregory E. Murphy.  “We believe we controlled expenses well and maintained commercial lines prices better than industry survey averages.  We’re most pleased to report that our 2008 statutory combined ratio of 99.2% is ahead of Fitch Ratings’ estimate for property and casualty insurers of 104.8%.”

Financial Market Impact on Investment Income
Investment income for the year was $105.0 million, after tax, compared to $133.7 million in 2007.  Alternative investments, after tax, recorded an $11.7 million loss for the fourth quarter compared to income of $4.1 million a year ago.  Alternative investments represent approximately 5% of Selective’s total investment portfolio.

“Across our portfolio, we have invested in well-diversified asset classes with low historical correlation,” continued Murphy.  “Unfortunately, in a year of unprecedented financial turmoil, all asset classes proved to be correlated.  As a result of accounting conventions, our alternative investments reduced income.  However, their presence in our portfolio left us with a substantially better total return as they outperformed the S&P 500 by 2700 basis points.”

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Realized losses after tax totaled $32.1 million for the year, including $34.5 million of non-cash after-tax other-than-temporary impairment (OTTI) write-downs.  On a pre-tax basis, non-cash OTTI write-downs were 1.5% of Selective’s total investment portfolio.  Certain equity investments were sold pursuant to financial and tax planning strategies.  Some of the write-downs are expected to be amortized back into income over time if the investments perform in accordance with contractual terms.  Only one of the write-downs was related to a bankruptcy matter.  Due to continued turmoil and illiquidity in the financial markets, additional non-cash write-downs may be required in accordance with generally accepted accounting principles (GAAP) including securities that we believe still have strong underlying fundamentals.

2008 Year-End Highlights
-	Net income was $43.8 million, or $0.82 per diluted share
-	Operating income[1] was $75.9 million, or $1.42 per diluted share
-	Combined ratio: GAAP: 101.0% compared to 98.9% in 2007; Statutory: 99.2% compared to 97.5% in 2007
-	Total net premiums written (NPW) was $1.5 billion
o	Commercial lines NPW decreased to $1.3 billion
o	Personal lines NPW increased to $213.2 million
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Investment income, after-tax, decreased 21% to $105.0 million, reflecting a decrease in after-tax alternative investment income of $20.7 million and declines in value within the trading portfolio of $5.3 million after-tax

-	Total revenue was $1.7 billion compared to $1.8 billion in 2007

2008 Fourth Quarter Highlights
-	Net loss of $14.4 million, or $0.28 per diluted share
-	Operating income was $5.3 million, or $0.10 per diluted share
-	Combined ratio: GAAP: 101.3% compared to 99.7% in 2007; Statutory: 102.7% compared to 101.9% in 2007
-	Total NPW was $306.4 million
o	Commercial lines NPW decreased to $255.4 million
o	Personal lines NPW increased to $51.0 million
-	Investment income, after-tax, was $17.0 million
-	Total revenue was $380.4 million compared to $466.6 million

“In spite of the difficulties we’ve faced, there were bright spots in the year including our entry into Tennessee with more than $5.5 million in net premiums written in the first seven months of operation and $14.6 million in Massachusetts in the first full year,” continued Murphy.  “Overall, our opportunities to quote new policies increased approximately 2% compared to 2007.

“In addition, the last in a series of new predictive models was completed this year that will help our underwriters write the best business possible at the right price.  Our total agency count increased by 60 to approximately 940 and our annual agent survey returned with a rating of 8.5 out of 10 for overall satisfaction.  We’re moving forward with our eye on our long-term goals and as the markets fluctuate, endeavoring to reach our targeted return levels,” said Murphy.

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For 2008, the statutory combined ratio was 99.2% and the statutory expense ratio was 31.7%, relatively flat compared to last year mainly due to expense management efforts.  Commercial lines pure price on renewal business was down only 3.1% and retention remained relatively stable.

The Diversified Insurance Services operations recorded net income of $9.6 million for the year, down $2.7 million from a year ago, primarily due to a goodwill impairment charge of $2.6 million, after tax, in our human resources outsourcing business.  This resulted from a significant decline in worksite lives as small businesses contracted and unemployment rates increased.

Balance Sheet and Guidance
At December 31, 2008, Selective’s assets were down 1% for the year to $4.9 billion, including $3.5 billion in the company’s investment portfolio, down 5% compared to December 31, 2007.

Stockholders’ equity was down 17% to $890.5 million; and book value per share decreased 15% to $16.84.  Statutory surplus declined 16% to $866.0 million.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable March 2, 2009 to stockholders of record as of February 13, 2009.  Selective did not repurchase any of its outstanding common stock during the fourth quarter of 2008.  There are 1.7 million shares remaining under the current 4 million share repurchase program.

The following financial guidance will be provided for 2009:
•	A GAAP combined ratio under 103.5%;
•	A statutory combined ratio under 102.5%;
•	Catastrophe losses of 1.4 points on the combined ratio; and
•	Diversified Insurance Services revenue flat with 2008 and a return of revenue of approximately 9%.

Given the uncertain financial markets, Selective is not providing investment income expectations or earnings per share guidance for 2009.  The fourth quarter supplemental investor packet includes an exhibit that shows investment income by component for the fourth quarter and full year 2008 including yields and tax rates for each.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on January 29, 2009 at www.selective.com. The webcast will be available for rebroadcast until the close of business on February 27, 2009.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated A+ (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance
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Program.  Other subsidiaries of the company provide human resources and risk management services. Selective maintains a website at www.selective.com.

Forward Looking Statement
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements.  These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.  Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance.  Risks and uncertainties are inherent in Selective’s future performance.  Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2008	2007
Net premiums written	$306,431	323,236
Net premiums earned	366,618	382,682
Net investment income earned	18,517	49,965
Diversified Insurance Services revenue	26,002	26,380
Total revenues	380,398	466,611

Operating income	5,315	32,243
Net realized (losses) gains, net of tax	(19,703)	3,997
Net (loss) income	$(14,388)	36,240

Statutory combined ratio	102.7%	101.9%
GAAP combined ratio	101.3%	99.7%

Operating income per diluted share	$0.10	0.60
Net (loss) income per diluted share	(0.28)	0.67
Weighted average diluted shares	51,948	54,746
Book value per share	$16.84	19.81

12 months ended December 31:	2008	2007
Net premiums written	$1,484,041	1,554,867
Net premiums earned	1,495,490	1,517,306
Net investment income earned	131,032	174,144
Diversified Insurance Services revenue	116,346	115,566
Total revenues	1,695,979	1,846,228

Operating income	75,902	124,818
Net realized (losses) gains, net of tax	(32,144)	21,680
Net income	$43,758	146,498

Statutory combined ratio	99.2%	97.5%
GAAP combined ratio	101.0%	98.9%

Operating income per diluted share	$1.42	2.21
Net income per diluted share	0.82	2.59
Weighted average diluted shares	53,319	57,165
Book value per share	$16.84	19.81

*All amounts included in this release exclude inter-company transactions.

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1 Operating income differs from net income by the exclusion of realized gains or losses on securities, the results of discontinued operations, and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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